REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders of Broadway Stores, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of earnings, of cash flows and of shareholders' equity present fairly, in all material respects, the financial position of Broadway Stores, Inc. (formerly known as Carter Hawley Hale Stores, Inc.) and its subsidiaries at January 28, 1995 and January 29, 1994, and the results of their operations and their cash flows for the fiscal years ended January 28, 1995 and January 29, 1994 and the seventeen weeks ended January 30, 1993, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audits of the consolidated financial statements referred to above also included an audit of the accompanying Financial Statement Schedule VIII for the fiscal years ended January 29, 1995 and January 28, 1994 and the seventeen weeks ended January 30, 1993. In our opinion, this Financial Statement Schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

As discussed in the Reorganization and Basis of Reporting section of the Summary of Significant Accounting Policies, on September 14, 1992, the United States Bankruptcy Court confirmed the Company's plan of reorganization. The plan of reorganization, which was effective October 8, 1992, resulted in the discharge of all claims against the Company which arose prior to February 11, 1991 and substantially altered the rights and interests of the existing equity security holders. The Company utilized fresh start reporting as of October 3, 1992 to account for the effects of the reorganization.



Price Waterhouse LLP
Los Angeles, California
March 13, 1995

		       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders of Broadway Stores, Inc.

In our opinion, the accompanying consolidated statements of earnings, of cash flows and of shareholders' equity present fairly, in all material respects, the results of operations and cash flows of Broadway Stores, Inc. (formerly known as Carter Hawley Hale Stores, Inc.) and its subsidiaries for the thirty-five weeks ended October 3, 1992, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

Our audit of the consolidated financial statements referred to above also included an audit of the accompanying Financial Statement Schedule VIII for the thirty-five weeks ended October 3, 1992. In our opinion, this Financial Statement Schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

As discussed in the Reorganization and Basis of Reporting section of the Summary of Significant Accounting Policies, on February 11, 1991, the Company filed a petition with the United States Bankruptcy Court for reorganization under Chapter 11 of the Bankruptcy code. The plan of reorganization was effective October 8, 1992, at which time the Company emerged from bankruptcy. The Company utilized fresh start reporting as of October 3, 1992 to account for the effects of the reorganization.

As discussed in the Change in Accounting Policy section of the Summary of Significant Accounting Policies, the Company changed its method of accounting for income taxes in the thirty-five week period ended October 3, 1992.



Price Waterhouse LLP
Los Angeles, California
March 12, 1993

			     BROADWAY STORES, INC.

		      Consolidated Statement of Earnings


						     Year Ended                 Period Ended
					     --------------------------   ---------------------------
					      January 28,   January 29,   January 30,    October 3,
						 1995          1994          1993           1992
 (In thousands, except per share amounts)     (52 weeks)    (52 weeks)    (17 weeks)     (35 weeks)
- -----------------------------------------------------------------------------------------------------
Sales                                         $2,086,804    $2,092,681       $889,843    $1,248,004

Finance charge revenue                            91,330        81,438         27,265        55,377

Cost of goods sold, including
 occupancy and buying costs                    1,560,035     1,589,077        641,361       946,618

Selling, general and administrative
 expenses                                        554,405       551,098        206,804       354,806

Charge for non-recurring costs                                  45,000
					      ----------    ----------       --------    ----------

Earnings (loss) from operations before
 interest expense, reorganization
 income and income taxes                          63,694       (11,056)        68,943         1,957

Interest expense, net                            100,904        84,864         29,623        60,185
					      ----------    ----------       --------    ----------

Earnings (loss) from operations
 before reorganization income
 (costs) and income taxes                        (37,210)      (95,920)        39,320       (58,228)

Reorganization income                                                                       884,131
					      ----------    ----------       --------    ----------

Earnings (loss) from operations
 before income taxes                             (37,210)      (95,920)        39,320       825,903

Income tax benefit (expense)                        (150)                     (16,600)        6,800
					      ----------    ----------       --------    ----------

Earnings (loss) before extraordinary
 item and cumulative effect of
 change in accounting                            (37,360)      (95,920)        22,720       832,703

Extraordinary gain on debt discharge                                                        304,388

Cumulative effect of change in accounting
 for income taxes                                                                            18,832
					      ----------    ----------       --------    ----------

Net earnings (loss)                           $  (37,360)   $  (95,920)      $ 22,720    $1,155,923
					      ==========    ==========       ========    ==========
Earnings (loss) per common share              $     (.80)   $    (2.30)      $    .65
					      ==========    ==========       ========

See accompanying Summary of Significant Accounting Policies and Financial
Review.

			     BROADWAY STORES, INC.

			  Consolidated Balance Sheet



					 January 28,   January 29,
(In thousands)                               1995          1994
--------------------------------------------------------------------

Assets
Current assets
  Cash                                    $   18,318    $   18,192
  Accounts receivable, net                   664,825       627,374
  Merchandise inventories                    504,522       427,631
  Other current assets                        11,613         9,799
					  ----------    ----------
					   1,199,278     1,082,996


Property and equipment, net                  888,258       810,608
Other assets                                  39,540        40,543
					  ----------    ----------
					  $2,127,076    $1,934,147
					  ==========    ==========

Liabilities and Shareholders' Equity
Current liabilities
  Notes payable and current
    installments                          $   18,490    $    3,459
  Accounts payable                           175,622       151,687
  Accrued expenses                           141,027       186,837
  Current income taxes                         1,002         1,203
					  ----------    ----------
					     336,141       343,186

Receivables based financing                  573,138       332,182
Other secured long-term debt                 522,517       517,287
Convertible senior subordinated notes        143,750       143,750
Capital lease obligations                     41,524        44,667
Other liabilities                            109,504       124,508
Deferred income taxes                         14,850        14,850

Shareholders' equity
  Preferred stock, $.01 par value                  8             9
  Common stock, $.01 par value                   469           468
  Other paid-in capital                      502,039       500,785
  Total accumulated deficit                 (116,864)      (87,545)
					  ----------    ----------
					     385,652       413,717
					  ----------    ----------

					  $2,127,076    $1,934,147
					  ==========    ==========


See accompanying Summary of Significant Accounting Policies and Financial
Review.

			     BROADWAY STORES, INC.

		     Consolidated Statement of Cash Flows

							      Year Ended              Period Ended
						     --------------------------  -----------------------
						      January 28,   January 29,  January 30,   October 3,
							 1995          1994         1993          1992
(In thousands)                                        (52 weeks)    (52 weeks)   (17 weeks)    (35 weeks)
- -----------------------------------------------------------------------------------------------------------
Operating activities
 Earnings (loss) from operations                      $ (37,360)    $ (95,920)    $ 22,720      $ 832,703
 Adjustments to reconcile earnings (loss) from
  operations to net operating cash flows
  Fresh-start adjustment                                                                         (906,373)
  Depreciation and amortization                          42,951        33,987       10,617         27,923
  Stock compensation                                                                 1,401
  Deferred income taxes                                                 2,400       16,450
  Change in operating assets and liabilities
   Restricted cash                                                                  47,954        (47,954)
   Customer receivables, net                            (55,829)        2,158      (88,217)       105,040
   Merchandise inventories                              (76,891)       40,078       43,715        (79,476)
   Accounts payable and accrued expenses                 35,247        (7,590)     (64,157)        59,309
   Other, net                                           (48,753)      (10,455)      (4,989)        14,359
						      ---------     ---------     --------      ---------
 Net cash provided (used) by operating activities      (140,635)      (35,342)     (14,506)         5,531
						      ---------     ---------     --------      ---------

Investing activities
 Proceeds from sales of property and
  equipment                                                             6,468
 Purchases of property and equipment                   (109,726)      (59,957)     (21,190)       (17,052)
						      ---------     ---------     --------      ---------
 Net cash used by investing activities                 (109,726)      (53,489)     (21,190)       (17,052)
						      ---------     ---------     --------      ---------

Financing activities
 Net change in financing under receivables
  based facilities                                      240,956      (135,395)      79,271       (100,948)
 Net change in financing under working
  capital facilities                                     11,740       (52,315)     (38,485)        53,800
 Retirements of long-term debt and
  capital lease obligations                              (3,463)      (16,855)      (2,739)        (1,929)
 Costs relating to early retirements of long-term
  debt, net of items not requiring cash outlay                                                    (10,652)
 Issuance of convertible subordinated notes                           143,750
 Issuances of common stock                                1,254       149,221                      50,000
						      ---------     ---------     --------      ---------
 Net cash provided (used) by financing activities       250,487        88,406       38,047         (9,729)
						      ---------     ---------     --------      ---------

Net increase (decrease) in cash                             126          (425)       2,351        (21,250)
Cash at the beginning of the period                      18,192        18,617       16,266         37,516
						      ---------     ---------     --------      ---------

Cash at the end of the period                         $  18,318     $  18,192     $ 18,617      $  16,266
						      =========     =========     ========      =========

See accompanying Summary of Significant Accounting Policies and Financial
Review.

			     BROADWAY STORES, INC.

		Consolidated Statement of Shareholders' Equity

													   Total Accumulated
													   Earnings (Deficit)
					      Shares Issued              Par Value                     ---------------------------
					   ------------------       -------------------                               Accumulated
			      Warrants                                                    Other Paid-    SFAS 87       Earnings
(In thousands)                 Issued      Preferred   Common       Preferred    Common   in Capital   Adjustment      (Deficit)
- ----------------------------------------------------------------------------------------------------------------------------------
Balance, February 1, 1992                              30,349        $           $   303   $ 643,194   $  (23,111)    $(1,128,862)
Net earnings                                                                                                            1,155,923
Net cancellations of
 common stock under the
 stock incentive plan                                    (868)                        (9)
Adjustment to additional
 minimum pension liability                                                                                 23,111         (27,061)
Reorganization Plan
 transactions:
 Existing equity holders:
  Cancellation of existing
   common stock outstanding                           (29,481)                      (294)   (643,194)
  Issuance of new
   common stock together
   with warrants or
   preferred stock            1,333       1,143         2,386            11           24      23,965
  Issuance of new common
   stock to holders of
   liabilities subject to
   settlement                                          27,600                        276     275,724
Additional equity
 investment                                             5,000                         50      49,950
			      -----       -----       -------        ------      -------   ---------   ----------     -----------

Balance, October 3, 1992      1,333       1,143        34,986            11          350     349,639
Net earnings                                                                                                               22,720
Issuances of new common
 stock                                                    214                          2       2,039
Conversions of preferred
 stock                           41         (41)
			      -----       -----       -------        ------      -------   ---------   ----------     -----------
Balance, January 30, 1993     1,374       1,102        35,200            11          352     351,678                       22,720
Net loss                                                                                                                  (95,920)
Issuances of new common
 stock                                                 11,450                        114     147,432
Conversion of preferred
 stock                          160        (160)                         (2)                       2
Exercise of stock options                                 164                          2       1,673
Adjustment to additional
 minimum pension liability                                                                                (14,345)
			      -----       -----       -------        ------      -------   ---------   ----------     -----------

Balance, January 29, 1994     1,534         942        46,814             9          468     500,785      (14,345)        (73,200)
Net loss                                                                                                                  (37,360)
Issuances of new common
 stock                                                     44                                    411
Conversion of preferred
 stock                           96         (96)                         (1)                       1
Exercise of stock options                                  83                          1         842
Adjustment to additional
 minimum pension liability                                                                                  8,041
			      -----       -----       -------        ------      -------   ---------   ----------     -----------

Balance, January 28, 1995     1,630         846        46,941        $    8      $   469   $ 502,039   $   (6,304)    $  (110,560)
			      =====       =====       =======        ======      =======   =========   ==========     ===========


See accompanying Summary of Significant Accounting Policies and Financial
Review.

			     BROADWAY STORES, INC.

		  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


Reorganization

   On February 11, 1991 (the "Petition Date"), the Company filed a petition (the "Filing") for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Central District of California (the "Bankruptcy Court"). The Company subsequently managed its affairs and operated its business under Chapter 11 as a debtor-in-possession while a plan of reorganization was formulated.

   On July 28, 1992, the Company's plan of reorganization ("POR"), which was supported by the largest secured and unsecured creditors and the official committee of the equity security holders, was filed with the Bankruptcy Court. The POR was subsequently confirmed at the Bankruptcy Court hearing held on September 14, 1992 and became effective October 8, 1992 (the "Emergence Date").

   The POR provided for the conversion of substantially all unsecured claims into 27.6 million shares of Common Stock, the conversion of all common stock outstanding immediately prior to the Emergence Date ("Old Common Stock") into
2.4 million shares of newly-issued common stock of the Company ("Common Stock") and a combined total of 2.5 million of convertible warrants or shares of preferred stock, and the conversion of accrued interest under certain secured debt agreements into secured long-term obligations in accordance with the related settlement agreements.

   Pursuant to the POR, Zell/Chilmark Fund, L.P. ("Zell/Chilmark"), the Company's largest unsecured creditor, received 21.2 million shares of Common Stock in settlement of approximately $461.0 million of unsecured claims on the Emergence Date. In addition, pursuant to the terms of the Postpetition Store Modernization Facility Conversion Agreement (the "Conversion Agreement"), Zell/Chilmark and an institutional investor each acquired an additional 2.5 million shares of Common Stock at a price of $10.00 per share. As of the Emergence Date, 32.4 million shares of Common Stock were issued pursuant to the POR and the Conversion Agreement, of which Zell/Chilmark owned 73.2 percent. As of January 28, 1995 Zell/Chilmark owned approximately 53.9% of the Company's outstanding Common Stock.

Basis of Reporting

   The financial statements for the 35 week period ended October 3, 1992 (the "Effective Date") reflect the Company's emergence from Chapter 11 and were prepared utilizing the principles of fresh-start reporting contained in American Institute of Certified Public Accountants' Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" (the "Reorganization Statement").

   Operations during the period from October 3, 1992 through the Emergence Date had no significant impact on the emergence transactions and as a result have not been separately identified. The financial statements for periods subsequent to October 3, 1992 have been segregated from those for prior periods by a solid double line to reflect the significant change in reporting entity resulting from the application of fresh start reporting.

Fiscal Year

   The Company's fiscal year ends on the Saturday closest to January 31.

Change in Accounting Policy

   During 1992, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Prior to the adoption of SFAS No. 109, the Company accounted for income taxes under Statement of Financial Accounting Standards No. 96 ("SFAS No. 96"). Both SFAS No. 109 and SFAS No. 96 require the use of the liability method of accounting for income taxes and require the adjustment of previously recorded deferred tax liabilities and assets for the effects of changes in tax laws or rates through the date of the latest financial statements presented. SFAS No. 109 changed the criteria for recognition and measurement of deferred tax assets and allowed the Company to recognize certain benefits resulting from net operating loss carryforwards for which no benefit could be recognized under SFAS 96. The cumulative effect of the change on prior years was a gain of $18.8 million, which has been reflected in net earnings for the first quarter of 1992.

Sales

   Sales are net of returns, exclude sales tax, and comprise sales of merchandise, services, and leased departments. Leased department sales were $116.5 million in 1994, $210.7 million in 1993, $88.5 million for the seventeen week period ended January 30, 1993, and $139.3 million for the thirty-five week period ended October 3, 1992. In May 1994, the leased shoe department was converted from a third party operation into an owned department.

Customer Accounts Receivable

   An account is generally written-off when the aggregate of payments made in the most recent six months is less than one full monthly scheduled payment, or when it is otherwise determined that the account is uncollectible.

Inventories

   Merchandise inventories are valued at the lower of cost or market, as determined by the retail method on the last-in, first-out ("LIFO") basis. For periods subsequent to the Effective Date, the Company utilized internally developed inflation indices in the computation of LIFO inventories. Prior to the Effective Date, the Company utilized the inflation indices published by the Bureau of Labor Statistics.

Property and Equipment

   Property and equipment additions are recorded at cost and include major renewals and improvements which significantly add to productive capacity or extend the useful life of an asset. Maintenance and repairs are expensed.

Depreciation and Amortization

   Depreciation and amortization are calculated on a straight-line basis over the estimated useful lives of the property and equipment, or over the terms of the related leases, if shorter. Debt acquisition costs are amortized over the life of the related debt.

Advertising and Promotional Costs

   Advertising and promotional costs are generally expensed as incurred except for certain costs which are deferred over the term of the promotion, generally three months or less. Advertising costs charged to expense were $72.5 million in fiscal 1994, $71.7 million in fiscal 1993, $31.6 million for the seventeen week period ended January 30, 1993 and $47.9 million for the thirty-five week period ended October 3, 1992.

Income Taxes

   Income taxes are recorded in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" which requires the recognition of a deferred tax liability for taxable temporary differences and a deferred tax asset for deductible temporary differences. A valuation allowance is established when, based on the weight of available evidence, it appears more likely than not that some portion or all of the deferred tax assets will not be realized.

Earnings Per Share of Common Stock

   Earnings per share are computed on the basis of the weighted average number of shares outstanding during the period, including dilutive stock options and all 35.0 million shares of Common Stock expected to be issued in accordance with the POR. As of January 28, 1995, 1.0 million shares remain to be issued in accordance with the POR. Per share data for periods prior to October 3, 1992 have been omitted as these amounts do not reflect the current capital structure.

			       FINANCIAL REVIEW

Non-recurring Costs

   A significant number of the Company's Southern California stores suffered damage as a result of the major earthquake which affected that area on January 17, 1994. While most of the area stores were reopened within two weeks, four stores suffered extensive damage and were closed for repairs for periods of 4 to 10 months. The Company maintains earthquake and business interruption insurance with standard deductible provisions that require the Company to incur an initial level of costs at each location subject to damage or interruption of business. In January 1994, the company established a reserve of $65.4 million to cover costs of building and fixture repairs, inventory and business interruption losses, and other costs related to the earthquake. As of January 29, 1994, $17.1 million of the reserve had been utilized with the remainder being utilized during fiscal 1994. In addition, a $50.4 million receivable was established for estimated insurance recoveries resulting in a $15.0 million non-recurring charge being recognized in 1993 for earthquake related losses in excess of estimated insurance proceeds. During 1994, $35.4 million in insurance payments have been received and an additional receivable of $10.0 million was established at year-end for anticipated recoveries for additional capital expenditures. The reserve utilization and insurance proceeds received are reflected in the Consolidated Statements of Cash Flows and are included as other net changes in operating assets and liabilities. The $15.0 non-recurring charge recognized in January 1994, in management's opinion, continues to be adequate to cover earthquake losses in excess of estimated insurance proceeds.

   During 1993, the Company recorded $30.0 million in non-recurring charges associated with one-time costs incurred in the implementation of the strategic plan to streamline the Company. The charge comprised severance and other benefit costs incurred from staff reductions, related consulting fees, and the costs of implementing other efficiencies under the plan.

Reorganization Income and Costs

   In accordance with the Reorganization Statement, income and costs directly related to the reorganization have been segregated and are separately disclosed. The major components are as follows:

					      Period Ended
					     --------------
					     October 3, 1992
(In millions)                                  (35 Weeks)
- ------------------------------------------------------------
Adjustments to fair value                        $906.4
Provision for settlement of disputed claims        (8.5)
Professional fees and other expenditures
 directly related to the Filing                   (13.8)
						 ------
						 $884.1
						 ======

   The adjustments to fair value reflected the effects of the revaluation of assets and liabilities in accordance with the Reorganization Statement. These adjustments included the $283.4 million write-up of fixed assets, the net increase of $3.5 million in other balance sheet items and the elimination of the remaining $619.5 million accumulated deficit in shareholders' equity.

   The provision for settlement of disputed claims represented management's estimate of the net amount required to cover all outstanding disputed claims included in liabilities subject to settlement based on facts and circumstances at that time.

Gain on Debt Discharge

   The gain on debt discharge reflected the conversion of $600.0 million of liabilities subject to settlement into $276.0 million of shareholders' equity resulting in a $324.0 million gain. The gain is presented net of write-offs and costs associated with the repayment of borrowings on the Effective Date.

Interest Expense, Net

   The components of interest expense are as follows:

					   Year Ended                  Period Ended
				    -------------------------    ------------------------
				    January 28,   January 29,    January 30,   October 3,
				       1995          1994          1993         1992
(In millions)                       (52 weeks)    (52 weeks)    (17 weeks)   (35 weeks)
- -----------------------------------------------------------------------------------------
Interest on total debt                  $ 86.2          $71.3        $24.9       $54.1
Imputed interest on capitalized
 lease obligations                         4.2            4.4          1.6         3.4
Capitalized interest                      (2.8)          (1.4)         (.5)        (.4)
Amortization of debt
 issuance costs                           10.9            8.3          2.6         4.3
Commitment fees                            1.6            1.5           .8
Other                                       .8             .8           .2        (1.2)
					------          -----        -----       -----

Interest expense, net                   $100.9          $84.9        $29.6       $60.2
					======          =====        =====       =====

   Interest payments, net of amounts capitalized, were $58.9 in 1994, $63.8 million in 1993, $34.0 million in the seventeen week period ended January 30, 1993, and $32.8 million in the thirty-five week period ended October 3, 1992.

   As a result of the Filing, interest payments during bankruptcy were limited to amounts due under the Post-petition Credit Agreement, the Interim Receivables Facility (during its existence), the Post-petition Receivables Securitization Facility, and the interest element of capital lease payments made. During bankruptcy, interest continued to accrue on the Company's secured mortgage debt but no payments were made. Both the accrual of interest and amortization of debt issuance costs on the Company's subordinated debt ceased at the Filing. Unaccrued interest on the subordinated debt amounted to $29.2 million in the thirty-five weeks ended October 3, 1992. In accordance with the POR, the liability for such unaccrued interest was cancelled with no payment due.

   Commitment fees totalling $1.8 million in the thirty-five week period ended October 3, 1992 were included in selling, general and administrative expenses. Such fees are reported as a component of interest expense for periods subsequent to the Effective Date.

Income Taxes

   The $.2 million tax provision for the current year ended January 28, 1995 reflects state franchise taxes not measured by or based upon income. The tax effect of the current year loss was offset by an addition to the SFAS 109 valuation allowance and, accordingly, no income tax provision was recorded. Similarly, no income tax provision was recognized for the year ended January 29, 1994.

   Income taxes for 1992 were required to be separately computed for the pre- and post-reorganization periods. The $6.8 million tax benefit recognized for the thirty-five week period ended October 3, 1992 reflects the reversal of certain tax reserves on favorable resolution of income tax audits for tax years through July 1990.

					  Year Ended                 Period Ended
				   ------------------------   ------------------------
				   January 28,  January 29,   January 30,   October 3,
				      1995         1994           1993          1992
(In millions)                      (52 weeks)   (52 weeks)    (17 weeks)    (35 weeks)
- --------------------------------------------------------------------------------------
Current
 Federal                           $            $             $             $     (6.8)
 State                                     .2                          .1
				   ----------   -----------   -----------   ----------
					   .2            --            .1         (6.8)
				   ----------   -----------   -----------   ----------
Deferred
 Federal                                               (2.6)         11.6
 State                                                  2.6           4.9
				   ----------   -----------   -----------   ----------
					   --            --          16.5           --
				   ----------   -----------   -----------   ----------

Income tax expense (benefit)       $       .2   $        --   $      16.6   $     (6.8)
				   ==========   ===========   ===========   ==========

   The limited ability to utilize net operating loss carryforwards in certain periods is reflected in the following analysis of the effective income tax rate reconciliation and in the composition of deferred income tax liability.

					  Year Ended                 Period Ended
				   ------------------------   ------------------------
				   January 28,  January 29,   January 30,   October 3,
				      1995         1994           1993          1992
(Percent of pre-tax earnings)      (52 weeks)   (52 weeks)    (17 weeks)    (35 weeks)
- --------------------------------------------------------------------------------------
Federal income tax at
 statutory rate                         (35.0)%       (35.0)%        34.0%       (34.0)%
State income taxes                                      2.7           8.4
Losses for which no benefit
 is recognized                           35.0          32.3                       34.0
Adjustments to taxes
 previously recorded                                                               (.8)
Other, net                                 .4                         (.2)
				   ----------   -----------   -----------   ----------

Effective income tax rate                  .4%           --%         42.2%         (.8)%
				   ==========   ===========   ===========   ==========

   In the following table of components of the net deferred tax liability, adjustments to the valuation allowance offset the benefits related to losses from operations.


				January 28,            January 29,
(In millions)                      1995                   1994
- --------------------------------------------------------------------

Employee benefits                $  54.2                 $  60.7
Unscheduled claims                   3.8                     4.9
Short-period loss                    6.4                     8.5
Accounts receivable                  8.4                     7.6
Restructuring reserves               1.0                     5.0
Earthquake                          17.9                     3.4
Loss carryforwards                 210.3                   165.9
Credit carryforwards                11.5                     7.9
Other                                7.1                     8.2
				 -------                 -------

Gross deferred tax asset           320.6                   272.1
				 -------                 -------

Property and equipment            (218.9)                 (194.7)
Inventories                        (51.4)                  (36.8)
Other                               (9.2)                   (9.6)
				 -------                 -------

Gross deferred tax liability      (279.5)                 (241.1)

SFAS 109 valuation allowance       (56.0)                  (45.9)
				 -------                 -------

Net deferred tax liability       $ (14.9)               $  (14.9)
				 =======                ========

   The estimated federal and California net operating loss carryforwards of $619.0 million and $261.0 million, respectively, expire in years 2004 through 2009, and 1996 through 2002. As of the bankruptcy Emergence Date, the Company experienced a change of ownership which may have the effect of restricting the Company's ability to utilize losses. The California net operating loss carryforward period was legislatively reduced to five years effective for losses generated in and subsequent to 1993. This change may further restrict the Company's ability to utilize its loss carryforwards.

   The federal and California credit carryforwards of $3.6 million and $6.9 million, respectively, expire in years 2002 through 2005, and 2007 through 2009. The federal alternative minimum tax credit carryforward of $1.0 million carries over indefinitely.

   Tax payments were $.4 million in 1994, $.2 million in 1993, $.2 million and $.1 million in the seventeen and thirty-five week periods comprising the fifty-two week period ended January 30, 1993.

Accounts Receivable and Credit Operations

   Accounts receivable consist of the following:


					January 28,   January 29,
(In millions)                              1995          1994
- -----------------------------------------------------------------

Customer receivables                      $635.9        $578.3
Other receivables                           47.9          66.3
					  ------        ------
					   683.8         644.6
Less allowance for doubtful accounts       (19.0)        (17.2)
					  ------        ------

Accounts receivable, net                  $664.8        $627.4
					  ======        ======

   Other receivables included estimated earthquake insurance recoveries of $25.0 million as of January 28, 1995 and $50.4 million as of January 29, 1994.

   Selected credit operations information is as follows:


				       Year Ended                  Period Ended
				 -------------------------    ------------------------
				 January 28,   January 29,    January 30,   October 3,
				     1995          1994          1993          1992
				  (52 weeks)    (52 weeks)    (17 weeks)    (35 weeks)
- --------------------------------------------------------------------------------------

Credit sales as a percent of
  gross sales                        49.0%         51.7%          52.7%        52.0%
Uncollectible account losses,
  net of recoveries, as a
  percent of credit sales             2.2%          2.5%           2.2%         3.6%

   The Company's proprietary credit card penetration has eroded 3.0% from 52.0% of gross sales in the thirty-five week period ended October 3, 1992 to 49.0% in the current year. In part, this reflects the impact of the Company's approximately 85% sales concentration in California which continues to experience economic weakness, resulting in lower levels of consumer confidence and decreased total credit sales. In addition, it reflects the wider use of third party bank cards. Current year write-offs at 2.2% of credit sales improved from 2.5% for the fifty-two week period ended January 29, 1994 reflecting improved collections and the effect of easing minimum payment requirements. Since the decline in write-offs is partially attributable to the temporary favorable impact of reduced minimum payments, the allowance for doubtful accounts continues to be carried at 3.0% of customer receivables outstanding.

Inventories

   The LIFO method of accounting resulted in a credit to cost of goods sold of $3.5 million in the current year compared to credits of $8.9 million in 1993 and $1.9 million for the seventeen weeks ended January 30, 1993 and a charge of $7.1 million for the thirty-five weeks ended October 3, 1992. If all inventories had been valued on the first-in, first-out ("FIFO") basis, they would have been lower at each period end by $14.3 million at January 28, 1995, $10.8 million at January 29, 1994 and $1.9 million at January 30, 1993.

   In accordance with the principles of fresh start reporting, merchandise inventories at October 3, 1992 were restated at fair market value, resulting in elimination of the LIFO reserve at that date.

Leases

   Certain Company operations are conducted in leased properties, which include retail stores, distribution centers, and office facilities. Leases are generally for periods of up to thirty years, with renewal options for substantial periods. Leases are generally at fixed rental rates, except that certain leases provide for additional rental charges based on sales in excess of predetermined levels.

   Rent expense for each period is as follows:

			       Year Ended                 Period Ended
			-------------------------   ------------------------
			January 28,   January 29,   January 30,   October 3,
			   1995           1994          1993         1992
(In millions)           (52 weeks)     (52 weeks)    (17 weeks)   (35 weeks)
- ----------------------------------------------------------------------------

Minimum rent              $21.1           $21.4         $ 8.2       $18.0
Rent based on sales          .6              .7            .4          .4
			  -----           -----         -----       -----

Total rent expense        $21.7           $22.1         $ 8.6       $18.4
			  =====           =====         =====       =====


   The following table shows the future minimum obligations under leased commitments in effect at January 28, 1995:


					    Capitalized         Operating
(In millions)                                 Leases              Leases
- --------------------------------------------------------------------------
1995                                           $  7.1            $ 22.8
1996                                              6.9              23.1
1997                                              6.9              24.8
1998                                              6.6              24.8
1999                                              6.6              24.8
Thereafter                                       42.9             277.5
					       ------            ------

Total future minimum obligations               $ 77.0            $397.8
					       ======            ======

Present value, including $3.1 million current
 portion of capital lease obligations          $ 44.7            $164.7
					       ======            ======

Property and Equipment, Net

   Property and equipment was adjusted to fair market value at October 3, 1992. The revaluation resulted in a net increase in property and equipment of $283.4 million, including the elimination of all accumulated depreciation.

   Property and equipment is as follows:


				   January 28,   January 29,
(In millions)                         1995          1994
- ------------------------------------------------------------
Land                                   $121.7      $121.7
Buildings and improvements              376.4       358.8
Leasehold improvements                   70.9        57.4
Fixtures and equipment                  209.1       144.9
Construction in progress                 24.4         9.9
Leased property under capital leases,
  primarily buildings                    38.3        38.5
Revalued leases                         112.5       112.5
				       ------      ------

					953.3       843.7
				       ------      ------
Less accumulated depreciation and
  amortization                           65.0        33.1
				       ------      ------

Property and equipment, net            $888.3      $810.6
				       ======      ======

   Capital expenditures in the past three years have been focused on modernization of stores and support facilities. Expenditures include renovating, expanding, and re-equipping existing stores and expenditures for improvements and fixtures for administrative facilities and distribution centers.

   Depreciation expenses included in selling, general and administrative expenses were $32.1 million in 1994, $25.7 in 1993, $8.0 million for the seventeen week period ended January 30, 1993, and $21.5 million for the thirty-five week period ended October 3, 1992.

Credit Facility

   Working capital financing is provided under a General Electric Capital Corporation ("GE Capital") facility (the "Credit Facility") which matures October 8, 1996. The facility provides for up to $225.0 million in working capital borrowings secured on a first priority basis by substantially all of the Company's tangible and intangible personal property. Interest is computed at a rate equivalent to one and one-half percent above the GE Capital index rate. In addition, the facility includes a commitment fee of one-half percent on the unused portion of the credit line and requires the payment of administrative fees and line-of-credit fees equivalent to 2.375 percent of the face amount of letter-of-credit obligations. In addition, the facility includes restrictions on capital expenditures and the payment of dividends and includes covenants for material adverse changes, minimum aggregate net cash flow and earnings before interest, taxes, depreciation and amortization. As of January 28, 1995, there were $11.7 million in advances and $48.7 million in letters of credit outstanding under the facility.

Long-Term Debt

						January 28, January 29,
(In millions)                                      1995        1994
- -----------------------------------------------------------------------
Receivables based financing
 Receivables facility                             $509.1      $332.2
 Subordinated asset backed notes
   7.55 percent notes due 1999                      38.0
   11.0 percent notes due 1999                      26.0
						  ------      ------

						  $573.1      $332.2
						  ======      ======

Other secured long-term debt
 Term loans due in 1999 (6.75 percent at
   January 28, 1995 and 3.875 percent at
   January 29, 1994)                              $ 89.7      $ 89.7
 9.0 percent notes due 1997-2002                    77.1        68.5
 9.9 percent notes due 1995-2010                     9.9         9.4
 10.67 percent notes due 1997-2002                 344.0       344.0
 Other notes (8.25 percent to 9.9 percent at
   January 28, 1995 and January 29, 1994)            5.4         6.3
						  ------      ------
						   526.1       517.9
 Less current portion of long-term debt              3.6          .6
						  ------      ------

						  $522.5      $517.3
						  ======      ======
6.25 percent convertible senior subordinated
 notes due 2000                                   $143.8      $143.8
						  ======      ======

   Up to $575.0 million in receivables based financing is provided under a receivables facility provided by GE Capital. The GE Capital facility provides for Blue-Hawk Funding Corporation, a limited purpose corporation not affiliated with the Company, to acquire interests in the Company's credit card receivables and pay for these interests through the issuance of commercial paper. Outstanding borrowings under the facility, which are secured by the Company's customer receivables, accrue interest at the A-1/P-1 commercial paper rate plus 1.08%. At January 28, 1995, the interest rate for borrowings under the facility was 7.3%.

   A private placement of an additional $64.0 million in receivables based financing is provided under subordinated asset backed notes (the "Asset Backed Notes") completed in September 1994. The notes were issued in two classes:
$38.0 million of 7.55% Class A notes due in 1999 and $26.0 million of 11.0% Class B notes due 1999. The notes are redeemable at the option of the Company, in whole or in part, on each interest payment date on or after October 15, 1994 and on October 8, 1996 at a redemption price combining principal, accrued interest, unpaid interest, and a make-whole premium.

   On December 31, 1991,the Company and Prudential concluded the Prudential Settlement Agreement with respect to the $344.0 million of notes (the "Existing Notes") due 1993 to 1997. The Prudential Settlement Agreement, which became effective on October 8, 1992, extended the maturity of the notes for five years to October 2002. In addition, previously accrued and unpaid interest and certain other charges totalling $53.4 million were capitalized into a 9 percent note (the "Accrued Interest Note"). Principal payments on the Accrued Interest Note will commence in November 1997, continuing in equal monthly installments through October 2002. Although the Existing Notes continued to accrue interest at the blended contract rate of 10.67 percent during the first two years following the Emergence Date, the Company was only required to pay interest at a lower rate of 7.5 percent (the "Pay Rate"). The difference between the Pay Rate and the blended contract rate amounted to $23.8 million and was capitalized under the terms of the Accrued Interest Note with principal payments commencing in November 1997 and continuing in equal installments over the remaining life of the notes.

   On July 28, 1992, the Company and Bank of America NT&SA ("BofA") concluded the BofA Settlement Agreement with respect to the $89.7 million of term loans due in 1995. The BofA Settlement Agreement, which became effective on October 8, 1992, extends the maturity of the term loans for four years to June 1999. In accordance with the BofA Settlement Agreement, interest from October 8, 1992 through June 30, 1995, will be payable at LIBOR plus .625 percent and thereafter at LIBOR plus 1.25 percent.

   On December 21, 1993, the Company issued and sold $143.75 million of 6.25% Convertible Senior Subordinated Notes due December 31, 2000 (the "Convertible Notes"). Prior to the maturity date, the notes are convertible at the option of the holder into shares of Common Stock, at a conversion price of $12.19 per share, subject to adjustment in certain events. The notes are redeemable at the option of the Company, in whole or in part, at any time on and after December 31, 1998, at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest. The notes do not provide for any sinking fund. Upon a Change in Control (as defined in the Registration Statement), holders of the Convertible Notes will have the right, subject to certain restrictions and conditions, to require the Company to purchase all or any part of the notes at the principal amount thereof together with accrued and unpaid interest to the date of purchase.

   Principal maturities of other secured long-term debt payable over the next five years are $3.6 million in 1995, $5.4 million in 1996, $9.8 million in 1997, $21.6 million in 1998, $95.4 million in 1999, with $390.3 million due thereafter. This debt is secured by property with a net carrying value of $491.9 million.

   The Company's debt agreements include restrictions on capital expenditures and covenants for minimum aggregate net cash flow and earnings before interest, taxes, depreciation and amortization.

Fair Value of Financial Instruments

   Statement of Financial Accounting Standards No. 107 ("SFAS No. 107") requires the disclosure of fair value of financial instruments for which it is practical to estimate that value. The Company's various long term debt liabilities constitute the only financial instruments with a potential carrying value different from fair value. Each class of financial instrument requires different methods of estimating fair value as described below.

   Receivables based financing - Financing under the receivables facility of $509.1 million bear interest at floating rates which reflect short-term market rate changes and are assumed to have a book value that approximates fair value. The $64.0 million of asset backed notes were issued in a September 1994 private placement and their fair value is assumed not to have changed significantly at year-end.

   Other Secured long-term debt - Management believes that no practicable method exists for establishing a current fair value for the $526.1 million secured long-term debt because arrangements with similar terms would not have been negotiable outside of bankruptcy proceedings. Discounting assumptions are likewise not ascertainable as each lender has a unique perception of fair value depending on their unique assessment of credit risk, their targeted investment goals and their relationship to the Company. Except for the $89.7 million of borrowings which bear interest at LIBOR plus 0.625%, all other borrowings are at fixed rates from 8.25% to 10.67%.

   Convertible Senior Subordinated Notes - These notes were issued in a private placement during December 1993. Since these notes are privately held, there is no readily ascertainable market value for these notes. The fair value of these notes cannot be compared to other publicly traded securities because the notes are unique with respect to the conversion price, relationship to stock price, maturity date, and interest rate.

Retirement Plans

   The Company has two qualified noncontributory pension plans covering substantially all employees. Employees who have completed one year of employment, are at least 21 years of age, and are not covered by a collectively bargained pension plan, are covered by the plans and become vested for benefit purposes after completing five years of employment with the Company. The Company also has unfunded nonqualified pension plans covering certain employees and directors. The Company contributes at least the actuarially determined minimum amount necessary to fund participants' benefits in accordance with the requirements of the Employee Retirement Income Security Act of 1974.

   Periodically, changes in the business environment cause management to revise significant actuarial assumptions used in the development of the pension plans funded status and for computation of pension expense. As of January 29, 1994, the discount factor used to compute the present value of pension liabilities was reduced from 8.5 percent to 7.25 percent, reflecting the reduction in long-term rates experienced during 1993. Lower actual and expected rates of inflation also resulted in reductions to the long-term rate of return on assets from 9.5 percent to 9.25 percent and in the projected rate of compensation increases from
5.0 percent to 4.5 percent. In fiscal 1994, a market reversal of long-term interest rate trends caused the Company to revise the discount factor back to
8.5 percent, effective January 28, 1995.

   The assumption changes made effective January 29, 1994 resulted in a $27.1 million increase to the pension liability at that date, of which $14.3 million was charged directly to equity as a separate component of the Total Accumulated Deficit. The January 28, 1995 revision to the discount rate resulted in a $28.5 million decrease in the current year end pension liability of which $8.0 million was credited directly to equity as a separate component of the Total Accumulated Deficit.

   The following table summarizes pension expense and funded status of the plans, as determined by the Company's actuary, together with an analysis of the significant actuarial assumptions used:

						      Year Ended                Period Ended
					       -------------------------   --------------------------
					       January 28,   January 29,   January 30,    October 3,
						   1995          1994          1993          1992
 (In millions except percentage information)    (52 weeks)    (52 weeks)    (17 weeks)    (35 weeks)
- -----------------------------------------------------------------------------------------------------
Service cost                                       $   4.5       $   3.8       $   1.3        $   2.7
Interest cost                                         15.2          14.6           4.7            9.5
Actual net return on plan assets                       2.8         (13.1)         (4.9)          (3.6)
Net amortization and deferral                        (11.8)          3.6           2.0
						   -------       -------       -------        -------
Net pension expense                                $  10.7       $   8.9       $   3.1        $   8.6
						   =======       =======       =======        =======
Funded status of plans
 Accumulated benefit obligation
  Vested benefits                                  $(188.9)      $(203.7)      $(167.1)       $(166.1)
  Nonvested benefits                                  (2.3)         (3.7)         (4.0)          (4.9)
						   -------       -------       -------        -------
						    (191.2)       (207.4)       (171.1)        (171.0)
 Effect of projected compensation
  increase                                            (8.8)        (13.2)        (11.1)         (12.1)
						   -------       -------       -------        -------
 Projected benefit obligation                       (200.0)       (220.6)       (182.2)        (183.1)
 Plan assets at fair value                           109.3         114.0         102.9           97.4
						   -------       -------       -------        -------
 Funded status                                       (90.7)       (106.6)        (79.3)         (85.7)
 Unrecognized net (gain) loss                         14.5          27.2          (4.0)
 Additional minimum liability recognized
  under SFAS No. 87                                   (6.7)        (14.8)
						   -------       -------       -------        -------
Pension liability                                  $ (82.9)      $ (94.2)      $ (83.3)       $ (85.7)
						   =======       =======       =======        =======
Significant actuarial assumptions
 Discount rate                                         8.5%         7.25%          8.5%           8.5%
 Long-term rate of return on plan
  assets                                              9.25          9.25           9.5            9.5
 Rate of future compensation
  increases                                            4.5           4.5           5.0            5.0

   As of January 28, 1995, the $90.7 million unfunded projected benefit obligation consisted of $56.2 million relating to the qualified plans and $34.5 million relating to the nonqualified plans.

   Certain retired employees also receive health care and life insurance benefits which are subsidized to varying degrees by the Company. The post-retirement medical benefits are available only to employees who had retired or were eligible to retire by August 1, 1991 and who had met all other plan eligibility requirements. A life insurance benefit of $1,000 per employee is provided by the Company to all eligible current and retired employees. Additional life insurance benefits are also provided to a select group of executives. The executive life benefits were amended effective January 1993, to reduce the amount of coverage post-retirement, based on age. The amendment which applies to both current retirees and eligible plan participants resulted in a $1.9 million reduction to the January 30, 1993 accumulated benefit obligation. This gain is being amortized as a reduction in post-retirement benefit expense on a straight line basis over a ten year period representing the average service period to full eligibility for this benefit.

   The following table summarizes the expense and the accumulated benefit obligation for these plans.

					      Year Ended                Period Ended
				      --------------------------   -----------------------
				      January 28,    January 29,   January 30,  October 3,
					 1995           1994          1993        1992
(In millions)                         (52 weeks)     (52 weeks)    (17 weeks)  (35 weeks)
- ------------------------------------------------------------------------------------------
Medical Plan Benefits
- ---------------------
Interest cost representing net
 periodic plan expense                  $  1.9        $  2.2         $   .7      $  1.5
					======        ======         ======      ======

Accumulated benefit obligation:
 Retirees                               $(22.1)       $(25.2)        $(24.7)     $(24.8)
 Fully eligible active plan
  participants                             (.8)         (1.0)          (1.2)       (1.2)
 Other active plan participants            (.1)          (.1)           (.1)        (.1)
 Unrecognized net (gain) loss             (2.5)           .6             .1
					------        ------         ------      ------
Accrued benefit liability               $(25.5)       $(25.7)        $(25.9)     $(26.1)
					======        ======         ======      ======

Life Insurance Benefits
- -----------------------
Net periodic plan expense:
 Service cost                           $   .1        $   .1         $           $   .2
 Interest cost                              .4            .4             .2          .3
 Amortization of prior service
  gain                                     (.2)          (.2)
					------        ------         ------      ------
					$   .3        $   .3         $   .2      $   .5
					======        ======         ======      ======

Accumulated benefit obligation
 at period end:
 Retirees                               $ (3.9)       $ (4.4)        $ (3.0)     $ (4.0)
 Fully eligible active plan
  participants                             (.4)          (.5)           (.6)       (1.2)
 Other active plan participants            (.2)          (.3)           (.4)        (.7)
 Unrecognized prior service
  gain                                    (1.5)         (1.7)          (1.9)
 Unrecognized net (gain) loss              (.3)           .8
					------        ------         ------      ------
Accrued benefit liability               $ (6.3)       $ (6.1)        $ (5.9)     $ (5.9)
					======        ======         ======      ======

   The postretirement medical and life insurance benefits are provided under nonqualified plans. The accumulated benefit obligation represents the present value of expected future payments discounted at 8.5 percent. Medical inflation has been projected at a blended rate of eleven percent per annum for fiscal 1995, declining by 2002 to a long term rate of approximately six and one-half percent per annum. The effect of a one-percentage-point increase in the assumed medical cost trend rate would be to increase the net periodic medical plan expense by $.2 million and to increase the related accumulated benefit obligation by $2.3 million.

   The Company's 401(k) Savings and Investment Plan is available to substantially all employees who have completed one year of service. For eligible participant contributions made after March 1993, the Company provides a 25 percent matching contribution in the form of newly issued shares of Company common stock.

   At January 28, 1995, the plan held .5 million shares of Common Stock representing 1.1 percent of common stock outstanding or still issuable under the POR and .5 million shares of preferred stock representing 55.7 percent of preferred shares outstanding or still issuable under the POR.

Employee Stock Incentive Plans

   The Company has a long-term incentive compensation plan designed to attract and retain top-quality management. The plan, among other things, provides for the issuance of stock options at an exercise price that is generally not less than the market value of the common stock on the date of grant. During the fiscal year ended January 28, 1995, 1.1 million options were awarded and 82,466 options were exercised under the plan. As of January 28, 1995, 2.4 million options were outstanding and exercisable at exercise prices ranging from $9.125 to $14.00. The options, which vest in one-third increments over three years, are exercisable over a ten year period, generally beginning one year from the date of grant.

Contingencies

   Notwithstanding the confirmation and effectiveness of the POR, the Bankruptcy Court continues to have jurisdiction to, among other things, resolve disputed prepetition claims against the Company and to resolve other matters that may arise in connection with or relate to the POR.

   Pursuant to the POR, the Company was required to distribute .046 shares of Common Stock for each $1.00 of allowed general unsecured claims. The POR estimated the total amount of such claims to be approximately $600.0 million, against which the Company reserved 27.6 million shares of Common Stock. As of January 28, 1995, approximately $28.6 million of disputed claims remained outstanding. Management believes such claims will ultimately be allowed upon settlement or litigation for approximately $10.0 million, for which the Company has reserved approximately .8 million shares which are included in the Company's calculation of its outstanding Common Stock. Management believes that reserved shares of Common Stock will be sufficient to meet the Company's obligations to such claim holders. If all disputed claims were allowed in full, such claim holders would be entitled to a total of 1.3 million shares of Common Stock, compared to the .8 million shares reserved, resulting in a dilution to holders of outstanding Common Stock of approximately 1%. Management regularly evaluates the status of remaining disputed claims and claim settlement experience and accordingly would adjust its estimate of the number of shares to be reserved for issuance with respect to such claims if necessary.

   The Company is engaged in an ongoing effort to resolve these remaining disputed claims. Because of the disputed nature of these claims and the delays associated with litigation generally, Management anticipates that the settlement of these claims is likely to occur over an extended period of time.

   The Company is involved in various other legal proceedings incidental to the normal course of business. Management does not expect that any of such other proceedings will have a material adverse effect on the Company's financial position or results of operations.

Preferred Stock and Warrants

   Pursuant to the POR, shares of Series A exchangeable preferred stock, par value $.01 ("Preferred Stock") or warrants to purchase shares of Common Stock ("Warrants") were issuable to existing holders of Old Common Stock at a rate of
 .084 for each share of Old Common Stock held. The Company does not intend to have the preferred stock listed for trading on any national securities exchange or other national automated quotation system. The Warrants have been registered and listed for trading on the New York and Pacific Stock Exchanges.

   At the option of the holders of Preferred Stock, shares of Preferred Stock are exchangeable on a one-for-one basis to Warrants to purchase Common Stock. During 1994, approximately 96,000 shares of Preferred Stock were converted to warrants. The Company does not expect ever to pay a dividend with respect to the Preferred Stock. In the event of dissolution, liquidation, or winding-up, the holders of Preferred Stock are entitled to a liquidation preference of $0.25 per share from assets remaining after the full satisfaction of the prior rights of creditors. As of January 28, 1995, the authorized Preferred Stock of the Company consisted of twenty-five million shares, $.01 par value, of which .8 million shares were issued and outstanding.

   Each Warrant entitles the holder any time prior to the close of business on October 8, 1999, to purchase a share of Common Stock at a purchase price equal to $17.00 per share, subject to adjustment from time to time. In the event the market price of the common stock equals or exceeds $25.50 per share for 30 consecutive trading days, the Board of Directors, after the passage of 30 months from October 8, 1992, may, upon 75 days notice, shorten the exercise period to end on a date earlier than October 8, 1999.

Common Stock

   Pursuant to the POR, effective October 8, 1992, all existing shares of Old Common Stock were converted into 2.4 million shares of Common Stock and a combined total of 2.5 million in warrants or shares of convertible preferred stock. Unsecured claims were converted into approximately 27.6 million shares of new Common Stock. In addition, in accordance with the POR Zell/Chilmark and an institutional investor each acquired an additional 2.5 million shares of new common stock at a price of $10.00 per share.

   In addition, shortly after the Effective Date, 80,000 shares of Common Stock were issued as bonus compensation to certain professionals engaged in the Chapter 11 proceedings, and a total of approximately 134,000 shares of Common Stock were issued to employees. In December 1992, all eligible employees each received ten shares of Common Stock as a result of this stock issuance.

   In July 1993, the Company raised net proceeds of $147.5 million through a public offering of 11.45 million shares of Common Stock.

   The accompanying financial statements reflect the issuance of all shares of Common Stock, preferred stock, and warrants contemplated by the POR. As of January 28, 1995, up to 1.0 million shares of Common Stock, .1 million shares of Preferred Stock, and fewer than .1 million Warrants remain issuable under the POR to satisfy outstanding claims and conversion of unpresented shares of Old Common Stock. At January 28, 1995, the Company's authorized common stock consisted of 100 million shares, $.01 par value of which 5.9 million shares were reserved under the employee stock incentive plan (.2 million options exercised to date), 1.5 million shares were reserved for purchase by and contribution to the Company's 401(k) Savings & Investment Plan which currently holds .5 million shares and 2.5 million shares were reserved for purchase by warrant holders of which there have been no purchases to date.

   The Company's ability to pay dividends on its common stock is restricted pursuant to the terms of its Credit Facility and the BofA Settlement Agreement. As a result, the Company does not expect to pay common stock dividends for the foreseeable future.

			     BROADWAY STORES, INC.

	SCHEDULE VIII -- VALUATION AND QUALIFYING ACCOUNTS AND RESERVES


				       Balance    Additions    Accounts                  Balance
					 At       Charged to   Charged                     At
				      Beginning   Costs and    off Less                    End
(In thousands)                        of Period    Expenses   Recoveries    Other       of Period
- ------------------------------------  ----------  ----------  ----------    -----       ---------
Fiscal year ended January 28, 1995..     $17,224   $26,383     $24,615      $            $18,992
					 =======   =======     =======      =====        =======
Fiscal year ended January 29, 1994..     $17,300   $29,545     $29,621      $            $17,224
					 =======   =======     =======      =====        =======
Seventeen week period ended
 January 30, 1993
 Allowance for doubtful
  accounts..........................     $14,583   $14,133     $11,416      $            $17,300
					 =======   =======     =======      =====        =======
Thirty-five week period ended
 October 3, 1992
 Allowance for doubtful
  accounts..........................     $16,605   $22,277     $25,271      $ 972/(1)/   $14,583
					 =======   =======     =======      =====        =======

/(1)/ Adjusted to fair value in accordance with the Reorganization Statement.

QUARTERLY INFORMATION (unaudited)

									  Period Ended
					    ----------------------------------------------------------------------
					     April 30,       July 30,    October 29,    January 28,    January 28,
					       1994           1994          1994           1995           1995
(Dollar amounts in millions)                (13 weeks)     (13 weeks)     (13 weeks)    (13 weeks)     (52 weeks)
- ------------------------------------------------------------------------------------------------------------------


1994
Sales..................................      $ 431.1        $ 457.0        $ 474.9       $ 723.8        $2,086.8

 Percent change from prior year
  Total sales basis....................         (2.6)          (3.8)           1.1           2.6             (.3)
  Comparative store sales basis........          4.7            1.2            3.9           2.8             3.1

Finance charge revenue.................         22.5           22.4           22.2          24.2            91.3

Cost of goods sold, including occupancy
 and buying costs/(1)/.................        319.4          338.3          355.3         547.1         1,560.0

Selling, general and administrative
 expenses..............................        129.7          130.5          134.7         159.4           554.4

Interest expense, net..................         22.5           23.5           25.5          29.4           100.9
					     -------        -------        -------       -------        --------

Earnings (loss) from operations before
 income taxes..........................        (18.0)         (12.9)         (18.4)         12.1           (37.2)

Income tax expense/(2)/................                                                      (.2)            (.2)
					     -------        -------        -------       -------        --------
Net earnings (loss)....................      $ (18.0)       $ (12.9)       $ (18.4)      $  11.9        $  (37.4)
					     =======        =======        =======       =======        ========
Net earnings (loss) per common share...      $  (.38)       $  (.28)       $  (.39)      $   .25        $   (.80)
					     =======        =======        =======       =======        ========

/(1)/ As a result of the seasonal nature of the Company's business, the Company follows the practice of allocating certain fixed buying and occupancy costs among quarters within the fiscal year in proportion to projected quarterly sales results. This process results in a higher portion of yearly fixed buying and occupancy costs being allocated to the fourth quarter.

/(2)/ For fiscal 1994, the Company recorded a $.2 million charge for state franchise taxes in the fourth quarter.

QUARTERLY INFORMATION (unaudited)

									  Period Ended
					      ---------------------------------------------------------------------
						 May 1,      July 31,     October 30,    January 29,    January 29,
						 1993          1993          1993           1994          1994
(Dollar amounts in  millions)                 (13 weeks)    (13 weeks)    (13 weeks)     (13 weeks)     (52 weeks)
- -------------------------------------------------------------------------------------------------------------------


1993
Sales...................................      $ 442.5        $ 474.9       $ 469.7        $ 705.6        $2,092.7

 Percent change from prior year
  Total sales basis.....................          2.0           (1.3)         (4.2)          (3.7)           (2.1)
  Comparative store sales basis.........          5.2            1.3           (.8)           1.3             1.6

Finance charge revenue..................         21.2           19.9          18.9           21.5            81.5

Cost of goods sold, including occupancy
 and buying costs (1) ..................        329.5          360.3         360.0          539.3         1,589.1

Selling, general and administrative
 expenses...............................        129.2          130.3         133.9          157.8           551.1

Charge for non-recurring costs (2)......                        25.0                         20.0            45.0

Interest expense, net...................         22.3           21.7          19.8           21.1            84.9
					      -------        -------       -------        -------        --------

Earnings (loss) from operations before
 income taxes...........................        (17.3)         (42.5)        (25.1)         (11.1)          (95.9)

Income tax benefit (expense)(3).........          6.9                                        (6.9)
					      -------        -------       -------        -------        --------

Net loss................................      $ (10.4)       $ (42.5)      $ (25.1)       $ (18.0)       $  (95.9)
					      =======        =======       =======        =======        ========

Net loss per common share...............      $  (.29)       $ (1.12)      $  (.54)       $  (.38)       $  (2.30)
					      =======        =======       =======        =======        ========

 (1) As a result of the seasonal nature of the Company's business, the Company follows the practice of allocating certain fixed buying and occupancy costs among quarters within the fiscal year in proportion to projected quarterly sales results. This process results in a higher portion of yearly fixed buying and occupancy costs being allocated to the fourth quarter.

 (2) Non-recurring costs include $25.0 million in the second quarter and $5.0 million in the fourth quarter for one-time costs to be incurred in the implementation of the strategic plan to streamline the Company. The fourth quarter also includes a charge of $15.0 million to cover January 1994 earthquake related losses in excess of insurance proceeds.

 (3) For fiscal 1993, the Company recorded a zero net tax benefit comprised of a federal deferred tax benefit of $2.6 million offset by a state deferred tax provision of $2.6 million. The federal tax benefit was limited to the $2.6 million beginning of the year federal deferred tax liability. The state tax provision resulted from a California tax law change enacted in late 1993 which reduced the carryover period for California net operating loss carryforwards from fifteen years to five years. These adjustments were reflected in the fourth quarter of the year, resulting in the elimination of the first quarter benefit which was established on the basis of a 40% statutory rate applied to pretax results.

			     BROADWAY STORES, INC.

		      Consolidated Statement of Earnings
		     (In thousands, except per share data)
				  (Unaudited)

						   Thirteen Weeks Ended        Twenty-Six Weeks Ended
						  -----------------------      -----------------------
						  July 29,       July 30,       July 29,      July 30,
						    1995           1994           1995          1994
						  ---------     ---------      ---------     ---------
Sales                                              $460,639      $457,030       $884,550      $888,107

Finance charge revenue                               23,691        22,388         48,285        44,925

Cost of goods sold, including
    occupancy and buying costs                      351,797       338,288        676,550       657,654

Selling, general, and
    administrative expenses                         138,617       130,549        274,532       260,244
						   --------      --------       --------      --------

Earnings (loss) from operations
    before interest expense and
    income taxes                                     (6,084)       10,581        (18,247)       15,134

Interest expense, net                                31,364        23,516         62,499        46,029
						   --------      --------       --------      --------

Pretax loss                                         (37,448)      (12,935)       (80,746)      (30,895)

Income taxes                                              0             0              0             0
						   --------      --------       --------      --------

Net loss                                           $(37,448)     $(12,935)      $(80,746)     $(30,895)
						   ========      ========       ========      ========

Loss per common share                              $  (0.80)     $  (0.28)      $  (1.72)     $  (0.66)
						   ========      ========       ========      ========

	 See Accompanying Notes to Consolidated Financial Statements.

			     BROADWAY STORES, INC.

			  Consolidated Balance Sheet
				(In thousands)
				  (Unaudited)



						       July 29,        January 28,        July 30,
							 1995             1995              1994
						     ----------        ----------        ----------

 ASSETS

 Current assets
  Cash                                               $   15,901        $   18,318        $   15,575
  Accounts receivable, net                              559,939           664,825           569,931
  Merchandise inventories                               390,825           504,522           415,443
  Other current assets                                   25,418            11,613            27,640
						     ----------        ----------        ----------
							992,083         1,199,278         1,028,589

 Property and equipment, net                            885,002           888,258           816,947
 Other assets                                            34,521            39,540            35,572
						     ----------        ----------        ----------
						     $1,911,606        $2,127,076        $1,881,108
						     ==========        ==========        ==========

 LIABILITIES AND SHAREHOLDERS' EQUITY

 Current liabilities
  Notes payable                                      $   51,676        $   11,740        $
  Current installments                                    6,750             6,750             3,460
  Accounts payable                                      107,295           175,622           128,997
  Accrued expenses                                      113,029           141,027           125,525
  Current income taxes                                      824             1,002               977
						     ----------        ----------        ----------
							279,574           336,141           258,959

 Receivables based financing                            503,584           573,138           392,143
 Other secured long-term debt                           521,384           522,517           523,517
 Convertible subordinated notes                         143,750           143,750           143,750
 Capital lease obligations                               39,930            41,524            43,199
 Other liabilities                                      103,121           109,504           121,227
 Deferred income taxes                                   14,850            14,850            14,850

 Shareholders' equity
  Preferred stock, $.01 par value                             8                 9                 9
  Common stock, $.01 par value                              470               469               469
  Other paid-in capital                                 502,545           502,038           501,425
  Accumulated deficit                                  (197,610)         (116,864)         (118,440)
						     ----------        ----------        ----------
							305,413           385,652           383,463
						     ----------        ----------        ----------
						     $1,911,606        $2,127,076        $1,881,108
						     ==========        ==========        ==========

	 See Accompanying Notes to Consolidated Financial Statements.

			     BROADWAY STORES, INC.

		     Consolidated Statement of Cash Flows
				(In thousands)
				  (Unaudited)

							 Thirteen Weeks Ended             Twenty-Six Weeks Ended
						      --------------------------        --------------------------
						       July 29,         July 30,         July 29,         July 30,
							 1995             1994            1995              1994
						      ---------        ---------        ---------        ---------
Operating activities
    Loss from operations                               $(37,448)        $(12,935)        $(80,746)        $(30,895)
    Adjustments to reconcile
     loss from operations
     to net operating cash flows
       Depreciation and amortization                     12,703           10,192           25,339           20,201
       Changes in operating assets and liabilities
	 Customer receivables, net                       15,528            4,438           71,718           39,048
	 Merchandise inventories                         44,618           (9,935)         113,697           12,188
	 Accounts payable and accrued expenses           12,554           (4,139)         (96,325)         (49,166)
	 Other, net                                       7,453          (28,273)          11,158          (31,239)
						       --------         --------         --------         --------
    Net cash provided (used)
     by operating activities                             55,408          (40,652)          44,841          (39,863)
						       --------         --------         --------         --------
Investing activities
    Purchases of property and equipment                  (6,988)         (14,387)         (15,420)         (21,741)
						       --------         --------         --------         --------
Financing activities
    Net change in financing under
     receivables based facility                         (11,859)          52,582          (69,554)          59,961
    Net change in financing under
     working capital facility                           (37,076)                           39,936
    Retirements of long-term debt and
     capital lease obligations                           (1,531)            (808)          (2,727)          (1,615)
    Issuances of common stock                               507              426              507              641
						       --------         --------         --------         --------
    Net cash provided (used)
     by financing activities                            (49,959)          52,200          (31,838)          58,987
						       --------         --------         --------         --------
Net decrease in cash                                     (1,539)          (2,839)          (2,417)          (2,617)
Cash at the beginning of the period                      17,440           18,414           18,318           18,192
						       --------         --------         --------         --------
Cash at the end of the period                          $ 15,901         $ 15,575         $ 15,901         $ 15,575
						       ========         ========         ========         ========

	 See Accompanying Notes to Consolidated Financial Statements.

                             BROADWAY STORES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)



Basis of Reporting


        The consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q of the Securities and Exchange Commission and should be read in the context of the Summary of Significant Accounting Policies and Financial Review contained in the Company's Annual Report on Form 10-K for the fifty-two week period ended January 28, 1995. In the opinion of the Company's management, these statements contain all adjustments, all of which are of a normal recurring nature, necessary for the amounts shown to be fairly stated as of July 29, 1995 and July 30, 1994 and for the thirteen and twenty-six week periods then ended. The Balance Sheet as of January 28, 1995 is as included in the Company's Form 10-K report for the year ended January 28, 1995.


Earnings Per Share of Common Stock

         Earnings per share are computed on the basis of the weighted average number of shares outstanding during the period, including dilutive stock options and all 35.0 million shares of Common Stock expected to be issued in accordance with the plan of reorganization (the "POR") approved in connection with the Company's emergence from bankruptcy on October 8, 1992 (the "Emergence Date"). As of July 29, 1995, 1.0 million shares of common stock remained reserved for issuance in accordance with the POR.

Inventories

        The last-in, first-out ("LIFO") method of accounting resulted in charges to cost of goods sold of $1.0 million and $2.0 million for the thirteen and twenty-six week periods ended July 29, 1995, and $.5 million and $1.0 million in the comparative prior year periods. If all inventories had been valued on a first-in, first-out basis, they would have been lower by $12.3 million, $14.3 million and $9.8 million at July 29, 1995, January 28, 1995 and July 30, 1994 respectively.